Exhibit 99.1

The Madison Square Garden Company Announces Transfer to NYSE

NEW YORK, NY, July 14, 2015 — The Madison Square Garden Company today announced that it is transferring the listing of its Class A common stock to the New York Stock Exchange (NYSE) from the NASDAQ Global Market. The Company’s common stock will begin trading on the NYSE on July 27, 2015 under its current ticker symbol “MSG.” The stock will continue to trade on NASDAQ until the transfer is complete.

Donna Coleman, chief financial officer of The Madison Square Garden Company said, “We are pleased to be joining the NYSE’s lineup of world-class companies as we continue to pursue opportunities to generate value for our shareholders. This includes our proposed spin-off of our sports and entertainment businesses from our media business, which we expect to complete in 2015.”

Tom Farley, president of the NYSE said, “We look forward to a long-term relationship with The Madison Square Garden Company. With a portfolio of legendary brands and a reputation for creating world-class experiences, MSG is a great addition to our community of leading companies and we welcome the opportunity to support MSG’s continued growth.”

The Madison Square Garden Company is comprised of three business segments: MSG Sports, MSG Media and MSG Entertainment and is built on a foundation of iconic venues and compelling content that the company creates, produces, presents and/or distributes through its programming networks and other media assets. MSG Sports owns and operates the following sports franchises: the New York Knicks (NBA), the New York Rangers (NHL), the New York Liberty (WNBA), the Westchester Knicks (NBADL) and the Hartford Wolf Pack (AHL). MSG Sports also features the presentation of a wide variety of live sporting events including professional boxing, college basketball, bull riding and tennis. MSG Media is a leader in production and content development for multiple distribution platforms, including content originating from the Company’s venues. MSG Media’s television networks consist of regional sports networks, MSG Network and MSG+, collectively referred to as MSG Networks. MSG Entertainment is one of the country’s leaders in live entertainment. MSG Entertainment creates, produces and/or presents a variety of live productions, including the Radio City Christmas Spectacular and the New York Spring Spectacular, both featuring the Rockettes. MSG Entertainment also presents or hosts other live entertainment events such as concerts, family shows and special events in the Company’s diverse collection of venues. These venues consist of Madison Square Garden, The Theater at Madison Square Garden, Radio City Music Hall, the Beacon Theatre, the Forum in Inglewood, CA, The Chicago Theatre, and the Wang Theatre in Boston, MA. More information is available at www.themadisonsquaregardencompany.com.

This press release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results, developments and events may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the Company and its business, operations, financial condition and the industry in which it operates and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.

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Contacts:

Kimberly Kerns / Communications / Kimberly.kerns@msg.com / 212-465-6442

Ari Danes / Investor Relations / Ari.danes@msg.com / 212-465-6072